UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2003

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-10306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Item 7. Financial Statements and Exhibits

(c) Exhibits.
Exhibit No.	Description of Document

99.1	Press Release of Registrant, dated May 7, 2003, announcing 2003 first quarter record operating results.

Item 9. Regulation FD Disclosure.

(The information below is being provided under Item 12. "Results of Operations and Financial Condition.").

On May 7, 2003, Independence Holding Company issued a press release announcing 2003 first quarter record operating results. The press release is furnished herewith as an exhibit and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	May 9, 2003

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY                                                                                                        CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                                                                              (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                                                                                     www: Independenceholding.com

NASDAQ - INHO

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2003 FIRST QUARTER RECORD OPERATING RESULTS

Stamford, Connecticut, May 7, 2003. Independence Holding Company ("IHC") (NASDAQ: INHO) today reported record 2003 first quarter operating results.

Operating Results

Net income increased 12% to $4,437,000, or $.56 per share, diluted, for the first quarter of 2003 from $3,949,000, or $.49 per share, diluted, for the first quarter of 2002. Net income from operations (excluding net securities gains) increased 10% in the first quarter of 2003 to $4,216,000, or $.53 per share, diluted, compared to $3,832,000, or $.48 per share, diluted, for the first quarter of 2002. Revenues increased 6% to $42,490,000 from $39,928,000.

Chief Executive Officer's Comments

Roy T. K. Thung, Chief Executive Officer, commented, "In 2002, we reported record net income from operations (excluding net securities gains and losses) and an all time high book value per share. We are gratified that we have begun 2003 with record quarterly operating results. Once again, we have been able to expand the distribution of our medical stop-loss business while maintaining favorable loss ratios through disciplined underwriting. IHC completed its tender for 1 million shares of the common stock of our investment in American Independence Corp. (NASDAQ: AMIC) on April 22, 2003, and we now own approximately 32% of its outstanding shares. AMIC is an insurance holding company that owns three managing general underwriters that produce business for, and a reinsurer that assumes business from, Standard Security Life and Madison National Life. We are pleased with our first quarter performance, and we remain quite optimistic as to our operating results for the remainder of this year."

Stockholders' Equity/Book Value

IHC's book value per share increased at March 31, 2003 to $20.03 per share from $19.84 per share at December 31, 2002. IHC marks-to-market all of its fixed income securities; as a result, interest rate changes impact, positively and negatively, stated stockholders' equity. IHC has approximately 220,000 shares available for purchase under its previously announced buy back program, and anticipates continuing to acquire shares in the market and in private purchases as it deems appropriate.

IHC is a holding company engaged principally in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. Standard Life markets medical stop-loss, long-term and short-term disability, group life and managed health care products. Madison Life sells group life and disability, medical stop-loss, credit life and disability and individual life insurance.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY

FIRST QUARTER REPORT

MARCH 31, 2003

(In Thousands Except Per Share Data)

                                                                                                                                             Three Months Ended

                                                                                                                                                        March 31,
	2003	2002

Revenues	$42,490	$ 39,928

Net Income:
Net income from operations (excluding net
securities gains)	$ 4,216	$ 3,832
Net securities gains	221	117

Net income	$ 4,437	$ 3,949

Basic Income Per Common Share:
Net income from operations	$ .54	$ .49
Net securities gains	.03	.02

Net income	$ .57	$ .51

Weighted average basic common shares	7,816	7,790

Diluted Income Per Common Share:
Net income from operations	$ .53	$ .48
Net securities gains	.03	.01

Net income	$ .56	$ .49

Weighted average diluted common shares	7,956	7,989

NOTES:

Net income from operations consists of net income excluding after-tax securities gains and losses. The Company excludes after-tax securities gains and losses as fluctuations in such items are a result of changes in interest rates and management discretion and are not always reflective of the Company's core insurance operations.

As of March 31, 2003, there were 7,787,705 common shares outstanding, net of treasury shares.